Exhibit 10.1

Certain confidential portions of this Exhibit are omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) the Company customarily and actually treats that information as private or confidential.

COMMERCIAL AGREEMENT

This Commercial Agreement (this “Agreement”) is entered into this 6th day of August, 2026 (the “Effective Date”) by and between the United States Tennis Association Incorporated, a New York not-for-profit corporation with offices at 2500 Westchester Avenue, Suite 411, Purchase, New York 10577, for itself and on behalf of USTA Coaching, Inc. (collectively, “USTA Coaching”) and Agassi Sports Entertainment Corp. (“ASE”), a Nevada corporation whose principal address is 1120 N Town Center Drive, Suite 160, Las Vegas, Nevada 89144 (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, USTA Coaching develops and maintains and/or has rights to certain proprietary tennis training content, coaching methodologies, and USTA Coaching certification pathways for the benefit of the tennis community in the United States;

WHEREAS, ASE has developed or is developing an AI-powered native mobile tennis training application (the “ASE App”) that leverages artificial intelligence and large language model technology to provide personalized tennis coaching guidance to end users;

WHEREAS, USTA Coaching desires to provide certain proprietary coaching content and training materials to ASE for the limited purpose of training the ASE App’s AI model to reflect USTA Coaching’s philosophy and available resources offered through USTA Coaching’s programs, learning management system, and USTA Coaching certification pathway;

WHEREAS, in consideration of USTA Coaching’s provision of such content, ASE will provide USTA Coaching with certain valuable consideration, including a keynote speaking engagement by Andre Agassi and Darren Cahill, complimentary application subscriptions, subscriber discount rights, and revenue-sharing arrangements, each as more fully described herein;

NOW, THEREFORE, in consideration of the premises and of the terms, covenants, and conditions hereinafter contained to be performed by the respective Parties, it is agreed as follows:

1. Definitions and Interpretation.

(a) Definitions. In this Agreement, the defined terms listed below shall have the following meanings:

“Affiliate” means an entity which, directly or indirectly, owns or controls, is owned or is controlled by, or is under common ownership or control with another entity. As used herein, “control” means the power to direct the management or affairs of an entity, and “own” or “ownership” means the beneficial ownership of fifty percent (50%) or more of the voting equity securities or other equivalent voting interests of the entity. For the avoidance of doubt, “Affiliate” shall include, without limitation, as to USTA Coaching, all of the 17 USTA Sections and related District organizations.

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“AI Model” means any artificial intelligence, machine learning, or large language model system incorporated into or underlying the ASE App, including any neural network, algorithm, or statistical model trained, fine-tuned, or otherwise developed using the USTA Coaching Content.

“Appointed Person” means the person appointed by USTA Coaching or ASE, respectively, who in each case shall be a senior employee with responsibility for matters arising under this Agreement.

“ASE App” means ASE’s AI-powered native mobile tennis training application, as further described in Section 2.

“ASE Background Technology” means all software, data, know-how, ideas, methodologies, specifications, other technology, and all materials existing prior to the date of this Agreement and owned by or licensed to ASE, or that are conceived or developed independently by ASE without use of any USTA Coaching Content, including, without limitation, the ASE App’s underlying software architecture and AI/LLM infrastructure.

“Business Day” means any day other than a Saturday, Sunday, or a public holiday in the United States.

“Coaches Open” means the inaugural USTA Coaching Conference, entitled the Coaches Open, powered by USTA Coaching, scheduled to be conducted on or about August 27, 2026, at the Hilton Hotel – Midtown, New York, New York.

“Complimentary Subscriptions” has the meaning set forth in Section 3(b).

“Confidential Information” means all non-public proprietary information disclosed by or on behalf of a Disclosing Party to a Recipient Party in connection with this Agreement on, before, or after the Effective Date, including technical, commercial, or financial information, trade secrets, know-how, the terms of this Agreement, and any other non-public or proprietary information relating to the business of the Parties. Without limiting the generality of the foregoing, “Confidential Information” shall include, without limitation, the USTA Coaching Content and ASE Background Technology.

“Disclosing Party” means the Party which has disclosed its Confidential Information.

“Event” has the meaning set forth in Section 3(a)(i).

“Future Event” has the meaning set forth in Section 3(a)(i).

“Insolvency Event” means that a Party (a) becomes insolvent, (b) makes a general assignment for the benefit of creditors, (c) files a voluntary petition in bankruptcy or under any other insolvency law, (d) suffers or permits the appointment of a receiver, trustee, custodian or similar official for all or a substantial portion of its business or assets, or (e) becomes subject to any involuntary proceeding under any bankruptcy, insolvency, reorganization or similar law; provided, however, that with respect to any proceeding described in clause (e), no Insolvency Event shall be deemed to have occurred unless such proceeding remains unstayed, undismissed or undischarged for a period of sixty (60) days after its commencement.

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“Intellectual Property Right(s)” means all registered and unregistered intellectual property rights of any nature, including patents, copyrights, trade secrets, know-how, trademarks, trade dress, trade names, and service marks, and all renewals, extensions, and rights to apply for such rights.

“Malicious Software” means any type of software or program which is designed to cause unauthorized access to or intrusion upon or otherwise disrupt and/or damage computer equipment, software, and/or data, including viruses, worms, Trojan horses, or spyware.

“Net Subscription Revenue” means all subscription revenue actually received by ASE from ASE App subscriptions, after deduction of all applicable Platform Fees, and net of adjustments for refunds, credits, chargebacks, payment reversals, or similar adjustments.

“Parties” means USTA Coaching and ASE and “Party” shall mean either of them.

“Permitted Purpose” means training and fine-tuning the AI Model solely to (i) direct users of the ASE App in accordance with USTA Coaching philosophy, including USTA Coaching’s American Development Model (“ADM”), and (ii) surface available resources offered by USTA Coaching programs, learning management system, and USTA Coaching certification pathway.

“Personal Information” means any information relating to an identified or identifiable individual, including name, postal address, email address, telephone number, date of birth, Social Security number, account number, credit or debit card number, IP address, or any other unique identifier.

“Platform Fees” means all commissions, service charges, processing fees, or other amounts charged, withheld, or retained by (i) Apple Inc. in connection with the distribution or sale of subscriptions through the Apple App Store, (ii) Google LLC in connection with the distribution or sale of subscriptions through the Google Play Store, and (iii) any other third-party operator of a digital distribution platform, marketplace, or app store through which the ASE App is made available now or in the future, including any successor, replacement, or additional platform.

“Recipient Party” means the Party which has received Confidential Information from a Disclosing Party.

“Revenue Share” has the meaning set forth in Section 3(d).

“Speakers” means Andre Agassi and Darren Cahill, collectively.

“Speaker Agreement” means an agreement entered into in favor of USTA Coaching by a Speaker providing USTA Coaching, as Licensee, the rights set forth in Section 3(a)(viii).

“Speaker Events” has the meaning set forth in Section 3(a)(i).

“Speaker Services” has the meaning set forth in Section 3(a)(i).

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“Subscriber Discount” has the meaning set forth in Section 3(c).

“UAID” means a USTA Members and USTA Coaching platform users Account ID.

“USTA Account Integration” means the functionality within the ASE App through which a USTA Coaching platform user and/or USTA Members may initiate a “Connect to USTA Coaching” and/or “Connect to USTA Membership” action, which redirects the user to USTA or USTA Coaching’s website or authentication service to complete an OAuth2 authorization process directly with USTA Coaching. Upon the user’s successful authentication and authorization on USTA website or USTA Coaching’s platform, USTA Coaching will transmit to ASE an authorization token or similar credential (but not the user’s USTA Coaching Account login credentials or USTA Member account login credentials) enabling ASE to verify the connection between the user’s USTA Member and/or USTA Coaching platform user’s account and their ASE account for authentication and eligibility verification purposes. For clarity, ASE will not collect, receive, or store the user’s USTA Member or USTA Coaching account credentials at any point in this process.

“USTA Coaching Content” means all proprietary training content, coaching materials, training methodologies, curricula, instructional guides, certification standards, coaching philosophies (including the USTA American Development Model for Tennis (ADM)), educational resources, and related materials developed by or on behalf of USTA Coaching, and/or licensed thereto (with rights to sublicense, as applicable) and provided by USTA Coaching to ASE pursuant to this Agreement, in any format or medium, including materials used to develop, improve, refine, or optimize the ASE App or any output of the ASE App’s features. For the avoidance of doubt, USTA Coaching Content is the Confidential Information and property of USTA Coaching.

“USTA Coaching Platform” means USTA Coaching’s online platform located at ustacoaching.com, or any successor platform.

“USTA Members” means individuals who have registered to be a member of the United States Tennis Association, as well as individuals who participate in the USTA Coaching platform, whether or not the individuals using the USTA Coaching platform have a separate USTA membership registration identification, and are in good standing.

2. Scope of Services and Content License.

(a)	USTA Coaching’s Obligations — Provision of USTA Coaching Content. USTA Coaching shall provide mutually agreeable USTA Coaching Content to ASE from time to time over the course of this Agreement, at the request of ASE, solely for the Permitted Purpose. USTA Coaching shall deliver the USTA Coaching Content in such format and on such schedule as the Parties may mutually agree in writing. USTA Coaching shall use commercially reasonable efforts to provide USTA Coaching Content that is accurate, current, and consistent with USTA Coaching’s philosophy and USTA Coaching certification standards. USTA Coaching shall collaborate with ASE on content development for the ASE App, provided that all Intellectual Property Rights in such content shall be governed by Section 4 of this Agreement.

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(b)	USTA Coaching Messaging Commitments. During the Term, USTA Coaching shall deliver four (4) mutually agreed-upon messaging opportunities to community members of the USTA Coaching Platform and/or USTA Members, promoting the ASE App and the collaboration contemplated by this Agreement. The content, timing, and format of such messaging shall be mutually agreed by the Parties in writing. In addition, USTA Coaching will work in good faith with ASE to find additional opportunities to promote the ASE App.

(c)	USTA API Requirements. USTA Coaching shall provide ASE with the USTA Coaching requirements for the API integration as necessary to facilitate the USTA Account Integration and related technical integrations contemplated by this Agreement, including the specifications for USTA Account Integration.

(d)	License Grant. Subject to the terms and conditions of this Agreement, USTA Coaching hereby grants to ASE a limited, non-exclusive, non-transferable, non-sublicensable, revocable (to the extent set forth herein) license to use, reproduce, copy, host, store, access, display, modify, adapt, process, analyze, index, aggregate, create derivative works from, incorporate into the ASE App, and otherwise exploit, the USTA Coaching Content solely for the Permitted Purpose during the Term. Notwithstanding the foregoing, ASE may grant limited, non-transferrable, revocable sublicenses of the rights granted hereunder to its Affiliates and to its and its Affiliates’ employees, contractors, consultants, hosting providers, cloud service providers, technology vendors, artificial intelligence and machine learning service providers, and other third-party service providers solely as necessary to support, facilitate, or enable the exercise of ASE’s rights and performance of its obligations under this Agreement and solely for the Permitted Purpose. ASE shall remain responsible for any act or omission of any such sublicensee that would constitute a breach of this Agreement if committed by ASE.

(e)	Use Restrictions. ASE and its Affiliates shall: (i) use the USTA Coaching Content solely for the Permitted Purpose and in strict compliance with this Agreement; (ii) not use the USTA Coaching Content for any unlawful purpose; (iii) implement and maintain commercially reasonable security measures to prevent unauthorized access to the USTA Coaching Content; and (iv) not introduce any Malicious Software into any system on which USTA Coaching Content is stored or processed.

(f)	ASE App Outputs. ASE shall ensure that the ASE App, as trained using the USTA Coaching Content: (i) accurately reflects USTA Coaching’s philosophy, methodologies, and program offerings, including the USTA ADM; (ii) does not misrepresent USTA Coaching’s certifications, programs, or philosophies; and (iii) as to users of the ASE App located in North America, appropriately directs users to USTA Coaching resources and the USTA Coaching certification pathway where relevant. USTA Coaching shall have the right to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) the manner in which the USTA Coaching Content is reflected in the ASE App’s outputs prior to public release and following any material update.

(g)	USTA Account Integration. ASE shall develop, implement, and maintain a mutually agreeable location for USTA Account Integration within the ASE App for authentication and eligibility verification purposes. ASE shall ensure that the USTA Account Integration location is placed in a prominently displayed and mutually agreeable location within the ASE App to provide a professional, unified onboarding experience for USTA Coaching platform users and USTA Members. ASE shall agree to all reasonable API and other technology and security requirements of USTA Coaching relating to the USTA Account Integration, including requirements for secure transmission, storage, and validation.

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(h)	Usage Data Reporting. ASE shall provide USTA Coaching with analytics and usage data regarding ASE App users sourced through a USTA Coaching or USTA Member account on no less than a monthly basis in a mutually agreeable format (e.g., API or secured file transfer). Usage data reports shall include mutually agreeable metrics, including but not limited to sessions logged, chatbot query count and swing analysis counts. Subject to the Parties’ securing USTA Coaching participants’ access to the ASE App through the USTA Account Integration, usage data reporting to USTA Coaching will include identifiable, non-aggregated analytics based on USTA Coaching user ID (UAID), where applicable and subject to the Parties’ approval of sufficient data sharing consent procedures in compliance with the Parties’ respective Privacy Policies and applicable laws. Additional aggregated, de-identified usage data may be provided as mutually agreed between the Parties. ASE shall not be required to include in such usage reports, any information that would be unduly burdensome for ASE to compile or provide.

(i)	App Launch. ASE shall use commercially reasonable efforts to (i) ensure that the ASE App is launched by the end of Q3 2026, and (ii) enable ASE to officially launch the ASE App during the Event.

(j)	Cooperation. Each Party shall nominate an Appointed Person who shall be such Party’s immediate point of contact and liaise with the other Party’s Appointed Person to ensure the efficient and timely delivery of USTA Coaching Content and integration thereof into the ASE App.

(k)	Trademark and Brand License; Partner Attribution.

(i)	Trade Name Grant. Subject to the terms and conditions of this Agreement, USTA Coaching hereby grants to ASE a limited, non-exclusive, non-transferable, non-sublicensable (except as expressly permitted herein), royalty-free license during the Term to use USTA Coaching’s name, trade names, trademarks, service marks, logos, brand assets, and other identifying indicia (collectively, the “USTA Coaching Marks”) solely as necessary for ASE to (i) integrate and display the USTA Coaching Marks within the ASE App, ASE’s application, platform, and related user interfaces, and (ii) identify USTA Coaching as a partner, collaborator, or similar relationship designation of ASE in accordance with Section (ii).

(ii)	Brand Guidelines. ASE’s use of the USTA Coaching Marks shall comply with any brand usage guidelines provided by USTA Coaching from time to time, provided that such guidelines are delivered in writing. USTA Coaching may reasonably update such guidelines upon written notice to ASE, and ASE shall use commercially reasonable efforts to comply with such updated guidelines within a reasonable transition period.

(iii)	Goodwill; Ownership. ASE acknowledges that all right, title, and interest in and to the USTA Coaching Marks are and shall remain the exclusive property of USTA Coaching. All goodwill arising from ASE’s use of the USTA Coaching Marks shall inure solely to the benefit of USTA Coaching.

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(iv)	Approval Rights. ASE shall submit to USTA Coaching for prior written approval any specific external marketing or press use of the USTA Coaching Marks that is materially different from prior approved uses or that reasonably could affect USTA Coaching’s reputation. USTA Coaching reserves the right to approve or reject any proposed use of the USTA Coaching Marks by ASE for marketing or promotional purposes for any reason, in its absolute sole discretion.

(v)	Quality Control. ASE shall maintain standards of quality at least consistent with industry standards in connection with its use of the USTA Coaching Marks and shall not use the USTA Coaching Marks in any manner that would materially diminish or harm the goodwill or reputation associated therewith.

(vi)	Termination of License. Upon expiration or termination of this Agreement, or upon written request by USTA Coaching following a material breach of this Section 2(k), ASE shall promptly cease all use of the USTA Coaching Marks, except that ASE may continue limited archival or historical references in accordance with applicable law and standard recordkeeping practices, provided such use is not promotional.

(l)	Promotional Communications. During the Term, USTA Coaching shall, at no additional cost to ASE, distribute promotional communications regarding the ASE App and platform to USTA Coaching’s members not less once per calendar quarter. Each such communication shall be disseminated through USTA Coaching’s customary communication channels (which may include email newsletters, member bulletins, website postings, mobile notifications, or similar member-facing communications), as determined by USTA Coaching in its reasonable discretion.

ASE shall provide the proposed content, artwork, links, and other promotional materials for each communication. USTA Coaching shall have the right to review and approve the form and content of each communication, such approval not to be unreasonably withheld, conditioned, or delayed. USTA Coaching shall use commercially reasonable efforts to distribute each approved communication within a reasonable period following receipt of the applicable promotional materials from ASE.

The Parties acknowledge that the purpose of this Section is to promote awareness and adoption of the ASE App and platform among USTA Coaching’s members, and USTA Coaching shall not knowingly take any action intended to materially diminish the visibility or effectiveness of the promotional communications required hereunder.

(m)	ASE App Availability. ASE will use commercially reasonable efforts to maintain the availability of the ASE App on a continuous basis. ASE does not guarantee uninterrupted or error-free operation of the ASE App, and availability may be affected by factors including scheduled maintenance, emergency maintenance, updates, third-party service provider outages (including hosting, cloud infrastructure, app store, or payment processing providers), or circumstances beyond ASE’s reasonable control. In the event the ASE App becomes unavailable or experiences a material disruption in service, ASE will use commercially reasonable efforts to investigate and restore normal operation as promptly as reasonably practicable under the circumstances. Nothing in this Section shall be construed as a service level commitment, uptime guarantee, or warranty of any kind, and ASE’s sole obligation with respect to App availability shall be as expressly set forth in this Section.

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3. Consideration and Compensation.

In consideration of the provision of the USTA Coaching Content and the license and rights granted herein, ASE shall provide the following consideration to USTA Coaching:

(a)	Andre Agassi and Darren Cahill Speaker Engagement.

(i)	Engagement. ASE shall cause the Speakers to enter into a separate Speaker Agreement with USTA Coaching consistent with the terms set forth below to speak and otherwise participate during the Coaches Open conducted on or about August 27, 2026 (the “Event”), with respect to Darren Cahill, and at such other date and time to be mutually agreed for Andre Agassi to speak at another USTA Coaching event between the Effective Date and August 31, 2027 (the “Future Event”, and together with the Event, collectively, the “Speaker Events”). Mr. Cahill’s engagement at the Event will include an on-stage period of sixty (60) minutes at the Hilton Hotel – Midtown, New York, New York, consisting of a moderated conversation with attendees present during the Event. Mr. Cahill’s obligations shall include arrival no later than the time mutually agreed by the Parties prior to the on-stage schedule, and attendance at the evening trade show portion of the Event, at which ASE may promote the ASE App to all attendees, including an informal meet and greet. Mr. Agassi’s obligations at the Future Event shall include similar obligations as to Mr. Cahill’s above in connection with the Event. Mr. Agassi shall also agree that in addition to speaking during the Future Event, as discussed above, Mr. Agassi shall agree to support USTA Coaching through four (4) mutually agreed-upon messaging opportunities to community members of the USTA Coaching platform, promoting the ASE App and collaboration contemplated by the Agreement. The content, timing and format of such messaging shall be mutually agreed upon by Mr. Agassi and USTA Coaching (the “Speaker Services”). ASE’s engagement hereunder is on a non-exclusive basis.

(ii)	Condition Precedent; Termination Right. The Parties acknowledge and agree that ASE’s obligation to cause the Speakers to enter into Speaker Agreements as set forth above is a material condition precedent to USTA Coaching’s obligations under this Agreement. Notwithstanding any other provision of this Agreement, USTA Coaching shall have the right, exercisable in its sole discretion, to immediately terminate this Agreement by written notice to ASE, without any further obligation, liability, or penalty to ASE, if (i) any Speaker fails or refuses to execute a Speaker Agreement or participate in the Event (as to Mr. Cahill) and the Future Event (as to Mr. Agassi) in accordance with this Section 3(a); (ii) any Speaker Agreement is terminated for any reason prior to the performance of Speaker Services at the Event (as to Mr. Cahill) and the Future Event (as to Mr. Agassi); (iii) any Speaker fails to appear at or speak at the Event (as to Mr. Cahill) and the Future Event (as to Mr. Agassi) in accordance with the terms of the applicable Speaker Agreement; or (iv) ASE otherwise breaches its obligations under Section 3(a).

(iii)	Term of Speaker Engagement. The term of the Speaker Services engagement shall be from the Effective Date through and including (a) August 27, 2026 (or such other date as may be required due to rescheduling, if any)(as to Mr. Cahill) and (b) August 31, 2027 (as to Mr. Agassi), unless earlier terminated pursuant to the terms set forth herein.

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(iv)	Termination of Speaker Engagement. Should this Agreement be terminated by either Party due to a material breach, or as otherwise mutually agreed by the Parties, prior to the provision of Speaker Services, USTA Coaching shall be entitled to a full refund of all Speaker Fees and/or any other amounts paid to ASE and/or any expenses paid on behalf of the Speakers within thirty (30) days of such termination.

(v)	Speaker Fee. The Speakers shall be paid a total fee for the Speaker Services in the amount of [****] (the “Speaker Fee”), payable by USTA Coaching directly to the Speakers pursuant to and in accordance with the payment terms set forth in the Speaker Agreements. The Parties agree that no payments shall be issued without USTA Coaching’s receipt of an invoice and a completed Form W-9 from the Speakers. Such payments may be made through electronic means, and the Speakers shall agree in the Speaker Agreements to complete any electronic payment forms as requested.

(vi)	Travel Expenses. Subject to the terms set forth below, USTA Coaching agrees to pay for certain approved travel expenses incurred in the performance of Speaker Services (“Travel Expenses”). All travel arrangements and reservations made in connection with the Speaker’s performance of Speaker Services (e.g., flights, hotels, car rentals, etc.) must be booked through USTA Coaching’s designated travel service and/or directly by USTA Coaching on ASE’s behalf, unless otherwise agreed to in writing by USTA Coaching. Hotel fees (excluding incidentals) for one night for each of the Speakers at the USTA-designated hotel in New York City, and business class flights (plus one companion with each of Mr. Agassi and Mr. Cahill) shall be paid for by USTA Coaching. All Travel Expenses must be pre-approved by USTA Coaching in writing to be eligible for reimbursement, and are subject to receipt of adequate proof of purchase documentation to substantiate the applicable cost. The determination of whether such documentation is adequate shall be made in USTA Coaching’s sole and absolute discretion. Eligible Travel Expenses will be reimbursed at the actual cost (with no mark-up or surcharge) of reasonable, out-of-pocket expenses incurred in connection with the performance of Speaker Services under this Agreement.

(vii)	Speaker Intellectual Property. The Speakers retain full ownership of their presentation materials, and their remarks (“Speaker IP”) are based on their own opinions and research. The Speakers have sole discretion over their content for the presentation and speaking engagement. Each Speaker Agreement shall provide that the Speaker grants USTA Coaching the right to use such Speaker IP in connection with and subsequent to the Speaker Events, pursuant to Section 3(a)(viii) below, without further compensation.

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(viii)	Name, Image, and Likeness. In consideration of the Speakers’ participation in the Speaker Events, pursuant to the Speaker Agreements, USTA Coaching (the “Licensee”) shall be granted a limited, non-exclusive, worldwide, royalty-free license during the Term and thereafter solely as provided therein to use each Speaker’s name, voice, image, likeness, portrait, biographical information and statements, together with photographs, audio recordings, video recordings and other materials created in connection with the Speaker Events (collectively, the “Speaker Materials”), solely in connection with (a) promoting, advertising and publicizing the Speaker Events before their occurrence, and (b) reporting on, documenting, archiving, publicizing and disclosing that the Speaker Events occurred following the Speaker Events. The Speaker Agreements shall provide that the Speaker Materials may be used in event-related promotional materials, event programs, websites, social media posts, press releases, newsletters, recaps, recordings and similar communications relating to the applicable Speaker Events. Notwithstanding the foregoing, Speaker Agreements shall provide that Licensee shall not use any Speaker’s name, voice, image, likeness, portrait, biographical information or statements to advertise, endorse, market or promote any product, service, membership program, sponsorship opportunity, fundraising initiative, commercial venture, or other event or activity unrelated to the Speaker Events, nor shall Licensees imply that any Speaker endorses, sponsors or is affiliated with any such product, service or activity. Any recordings, photographs, video, audio or other materials created by or on behalf of Licensees in connection with the Speaker Events shall be owned by Licensee; provided, however, that all use thereof shall remain subject to the restrictions set forth in this Section. The Speaker Agreements shall provide that Licensee shall have the right to use statements made by a Speaker during the Speaker Events, provided that any such statements are accurately presented and may only be edited, paraphrased, reformatted, condensed or placed into conversational form for clarity or production purposes, and provided further that such edits do not materially alter the substance, meaning, context or overall sentiment of the original statement. No statement shall be attributed to a Speaker that the Speaker did not make. Except as expressly permitted in this Section, no right, license or interest in any Speaker’s name, voice, image, likeness, portrait, biographical information or other rights of publicity shall be granted to Licensee. The Speaker Agreements shall provide that Licensee may use photographs, recordings and other Speaker Materials without further approval; provided, however, that any testimonial, endorsement, quotation, or statement attributed to a Speaker that has been edited, paraphrased, condensed or otherwise modified from its original form shall be subject to the Speaker’s prior written approval, not to be unreasonably withheld, conditioned or delayed. If a Speaker reasonably believes that any use of the Speaker Materials is inconsistent with this Agreement or any Speaker Agreement, misleading, defamatory, or likely to cause material reputational harm to a Speaker, ASE may deliver written notice describing such concern in reasonable detail, and Licensee shall promptly meet and confer with the Speaker and, if the concern is reasonably substantiated, cease such use or modify the applicable materials within a commercially reasonable period of time.

(ix)	Advertising and Publicity. All advertising and publicity of the Speakers in connection with the Speaker Events must be mutually agreed upon in writing, in advance, by both Parties. The Parties may collaborate on an announcement of or references to the Speakers and their participation at the Speaker Events without reference to any product or promotion of the ASE App, unless otherwise mutually agreed, subject to Section 3(a)(viii) above and the Speaker Agreements.

(x)	Independent Contractor Status (Speakers). The Speakers shall provide the Speaker Services as an independent contractor, and not as an agent, employee, partner, or joint venture of USTA Coaching. USTA Coaching shall not be required to withhold or pay federal, state, or local income taxes or payroll taxes of any kind on behalf of ASE or the Speakers in connection with the Speaker Services. The Speaker Agreements provide that the Speakers will not be entitled to receive any benefits which employees of USTA Coaching are entitled to receive on account of the Speaker Services. The Speakers shall be responsible for paying, according to law, any federal and state income tax, including any self-employment tax, if applicable, that arise from payment for the Speaker Services.

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(b)	Complimentary App Subscriptions. ASE shall provide USTA Coaching with complimentary annual subscription credits to the ASE App (the “Complimentary Subscriptions”) for all active participants in USTA Coaching’s “Pro” and “Pro Plus” benefits packages on the USTA Coaching Platform, and USTA Members, provided the total number of Complimentary Subscriptions shall not exceed [****] at any time during the Term, unless otherwise mutually agreed between the Parties. The Complimentary Subscriptions shall be renewed annually during the Term for all active Pro and Pro Plus USTA Coaching participants and USTA Members at no cost to USTA Coaching, subject to the limitation in the following sentence. ASE shall provide USTA Coaching with a mechanism (e.g., redemption codes or administrative portal access) to facilitate distribution and renewal of the Complimentary Subscriptions for all eligible USTA Members and USTA Coaching Pro and Pro Plus participants, subject to the limitation set forth above.

(c)	Subscriber and Member Discount Rights. USTA Coaching shall have the right to offer a [****] discount on ASE App yearly subscriptions (the “Subscriber Discount”) to: (i) all subscribers of USTA Coaching’s benefits packages that connect their USTA Account to their ASE account through the USTA Account Integration Page; (ii) all adult qualifying USTA Members that connect their USTA Account to their ASE account through the USTA Account Integration Page; and (iii) all adult attendees at the Event. ASE shall implement and maintain such technical or promotional infrastructure as is reasonably necessary to facilitate the offering and redemption of the Subscriber Discount by eligible individuals, including the validation of USTA Member accounts through the USTA Account Integration. The Subscriber Discount shall only be available to USTA Coaching package subscribers and USTA Members in good standing, and shall expire after each year upon renewal to the extent that the ASE App user is no longer a USTA Coaching package subscriber or USTA Member in good standing at the time of renewal, and/or upon termination of this Agreement.

(d)	Revenue Share. ASE shall pay USTA Coaching a royalty equal to [****] of the Net Subscription Revenue received by ASE on each subscription claimed through the exclusive USTA Account Integration Page, including each eligible individual subscribing with a valid Subscriber Discount during the Term (the “Revenue Share”). The Revenue Share shall be calculated and paid quarterly in arrears within thirty (30) days following the end of each calendar quarter during which subscription claims occur. ASE shall provide USTA Coaching with a written report accompanying each Revenue Share payment setting forth in reasonable detail the number of subscriptions claimed through the USTA Coaching channel, the Net Subscription Revenue attributable thereto, and the calculation of the Revenue Share amount due. If any refund, credit, chargeback, payment reversal, or other adjustment relating to a subscription for which Net Subscription Revenue has previously been paid occurs after such payment has been made, ASE may offset the corresponding overpaid Net Subscription Revenue amount against future Net Subscription Revenue payments otherwise due to USTA Coaching. If no future Net Subscription Revenue payments are due within three (3) months following such adjustment, USTA Coaching shall reimburse ASE for the applicable overpaid Net Subscription Revenue amount within thirty (30) days after written request therefor.

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(e)	Taxes. Each Party shall be responsible for any taxes imposed with respect to its own personnel or its own income or property. Any sales or use taxes applicable to the transactions contemplated herein shall be borne by the Party required to bear such taxes under applicable law.

(f)	ASE Audit Rights. ASE, or its authorized representatives, shall have the right, no more than twice per calendar year and upon at least fifteen (15) Business Days’ prior written notice, to audit the number of Complimentary Subscriptions and subscriptions claimed through the exclusive USTA Coaching channel, including each eligible individual subscribing with a valid Subscriber Discount, and the procedures put in place by USTA Coaching pursuant to Section 3(g) hereof, during the Term. Such audits may include inspection of relevant systems, processes, logs, and documentation. USTA Coaching shall provide ASE or its authorized representatives with reasonable cooperation and access to such information and systems as reasonably necessary to conduct such audit. ASE’s authorized representatives shall be subject to the confidentiality terms set forth in Section 5. If an audit reveals a material difference between the number of Complimentary Subscriptions and subscriptions claimed through the exclusive USTA Coaching channel, including each eligible individual subscribing with a valid Subscriber Discount, and those provided by USTA Coaching or in excess of the limits set forth herein or a failure to comply with Section 3(g) hereof, USTA Coaching shall bear the reasonable costs of such audit, otherwise all costs shall be paid by ASE. Additionally, the parties shall mutually agree on a remedy offset and/or corrective steps to remedy any such failures/discrepancies. Any audit conducted pursuant to this Section shall be scheduled upon reasonable advance notice and during normal business hours. ASE shall use commercially reasonable efforts to conduct any such audit in a manner that minimizes disruption to USTA Coaching’s business operations, employees, customers, and systems, and shall not unreasonably interfere with USTA Coaching’s day-to-day operations. ASE’s rights under this Section 3(f) shall terminate six months after termination of this Agreement.

(g)	Subscriber Discount and Complimentary Subscription Controls. USTA Coaching shall implement and maintain commercially reasonable policies, procedures, and technical measures designed to ensure that Subscriber Discounts and Complimentary Subscriptions are made available only to eligible recipients and are not abused, misused, transferred, shared, resold, or otherwise utilized by unauthorized persons. Without limiting the foregoing, USTA Coaching shall:

(i) utilize unique, recipient-specific promotional codes, access codes, links, credentials, or other authentication mechanisms whenever commercially reasonable;

(ii) prohibit the public posting, publication, transfer, sharing, resale, or redistribution of any Subscriber Discount, Complimentary Subscription, promotional code, access code, or related access credential;

(iii) implement commercially reasonable verification procedures to confirm eligibility for Subscriber Discounts and Complimentary Subscriptions;

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(iv) monitor redemption and usage activity for indicia of fraud, abuse, excessive sharing, automated use, or other unauthorized activity;

(v) promptly suspend, deactivate, revoke, or replace any promotional code, access credential, Subscriber Discount, or Complimentary Subscription that USTA Coaching reasonably believes has been compromised, shared, transferred, misused, or used in violation of this Agreement; and

(vi) take such other commercially reasonable actions as may be necessary from time to time to prevent circumvention of the limitations and eligibility requirements applicable to Subscriber Discounts and Complimentary Subscriptions.

USTA Coaching shall not knowingly permit any person who is not an eligible recipient to receive or utilize a Subscriber Discount or Complimentary Subscription. USTA Coaching shall maintain records reasonably sufficient to demonstrate compliance with this Section and shall, upon reasonable request by ASE, provide a summary of the measures implemented by USTA Coaching to prevent abuse of Subscriber Discounts and Complimentary Subscriptions.

4. Intellectual Property and Data Rights.

(a)	Ownership of USTA Coaching Content. As between the Parties, all USTA Coaching Content, and all Intellectual Property Rights therein, shall remain the sole and exclusive property of USTA Coaching, its Affiliates, or its or their licensors. No ownership interest in or to any USTA Coaching Content is transferred, assigned, or conveyed to ASE under this Agreement. Any rights to USTA Coaching intellectual property, including, but not limited to, data provided by USTA Coaching to ASE to be used to develop, improve, refine, or optimize the ASE App for any output into the ASE App features, is and continues to be retained by USTA Coaching. The license granted in Section 2(d) is the sole right granted to ASE with respect to the USTA Coaching Content.

(b)	Prohibition on Secondary Use. ASE is expressly prohibited from using the USTA Coaching Content for any purpose other than the Permitted Purpose. Without limiting the generality of the foregoing, ASE shall not:

(i)	use the USTA Coaching Content to train, fine-tune, validate, or improve any AI model, algorithm, application, product, or service other than the AI Model operating within the ASE App;

(ii)	sublicense, sell, lease, rent, distribute, or otherwise make available the USTA Coaching Content to any third party (except as expressly set forth in Section 2(d);

(iii)	aggregate, commingle, or combine the USTA Coaching Content with data or content from third-party sources for purposes of creating a derivative dataset or training corpus, which for the sake of clarity shall not prohibit ASE from using the USTA Coaching Content for the Permitted Purpose;

(iv)	use the USTA Coaching Content for commercial resale, publication, or redistribution in any form, except in connection with the ASE App and when such USTA Coaching Content is used for the Permitted Purpose; or

(v)	share, disclose, or provide access to the USTA Coaching Content to any third party, including ASE’s Affiliates, except as strictly necessary to effectuate the Permitted Purpose and subject to written confidentiality obligations no less protective than those set forth herein.

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(c)	No Reverse Engineering or Extraction. ASE shall not, and shall not permit any third party to, attempt to extract, reconstruct, isolate, reverse engineer, decompile, or otherwise derive or recover the USTA Coaching Content (in whole or in part) from any trained AI Model, model weights, embeddings, outputs, or any other component of the ASE App or any related system. ASE acknowledges that any such extraction or reconstruction would constitute a material breach of this Agreement.

(d)	ASE Background Technology. ASE reserves all right, title, and interest (including all Intellectual Property Rights) in and to all of the ASE Background Technology. Nothing in this Agreement shall be construed to grant USTA Coaching any ownership interest in ASE’s proprietary technology, software, or AI infrastructure, except as necessary to receive the benefits contemplated by this Agreement.

(e)	Feedback. USTA Coaching may from time to time provide suggestions, comments, or other feedback with respect to the ASE App or its integration of USTA Coaching Content (“Feedback”). USTA Coaching’s provision of Feedback shall not create any obligation on USTA Coaching’s part, and ASE’s use of any such Feedback shall be subject to the use restrictions set forth in this Section 4 to the extent the Feedback incorporates or references USTA Coaching Content.

(f)	Publicity. Each Party shall refrain, during and after the Term, from using or referring to the names, trademarks, trade names, logos, or other identification of the other Party and its Affiliates without obtaining the other Party’s prior written consent (i) in any of such Party’s advertising, publicity, or promotional materials, (ii) to express or imply any endorsement by the other Party of such Party’s products or services, or (iii) in any manner whatsoever, whether or not similar to the uses specifically prohibited herein; provided that nothing herein shall limit or prohibit ASE from disclosing USTA Coaching’s name in ASE’s filings with the Securities and Exchange Commission (the “Commission”), as required by the rules and requirements of the Commission. There shall be no public announcement of this Agreement without the prior written consent of both Parties; provided that the Parties agree to work in good faith to agree on terms for public announcement of this Agreement no later than four (4) Business Days after the entry into this Agreement, only to the extent required in accordance with ASE’s filing obligations with the Commission.

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(g)	Data Security and Handling. ASE shall implement and maintain administrative, technical, and physical safeguards to protect the USTA Coaching Content that are no less rigorous than industry-standard security measures and that are designed to: (i) protect the security, integrity, and confidentiality of the USTA Coaching Content; (ii) protect against any anticipated threats or hazards to the security or integrity of the USTA Coaching Content; and (iii) protect against unauthorized access to or use of the USTA Coaching Content. Without limiting the foregoing, ASE shall:

(i)	encrypt all USTA Coaching Content at rest using AES-256 or equivalent encryption and in transit using TLS 1.2 or higher;

(ii)	implement access controls such as Multi-Factor Authentication (MFA), Single Sign-On (SSO) to limit access to the USTA Coaching Content to authorized personnel with a demonstrated need to access such content for the Permitted Purpose (which for the sake of clarity shall not apply to users of the ASE App);

(iii)	maintain intrusion detection and monitoring systems;

(iv)	conduct annual independent third-party security assessments and penetration tests of systems storing or processing USTA Coaching Content, as further set forth in Appendix B; and

(v)	ensure that data governance and security precautions meet USTA standards, including compliance with USTA Coaching’s Information Security Addendum, a copy of which is attached and incorporated into this Agreement as Appendix A.

(h)	AI Due Diligence. ASE shall respond to USTA Coaching’s AI Due Diligence questionnaire regarding AI development and operations, guardrails and testing, proprietary rights, security, and regulatory and related policies, and shall complete USTA Coaching’s security evaluation, prior to USTA Coaching’s delivery of any USTA Coaching Content.

(i)	Breach Notification. ASE shall promptly (but in no case later than seventy-two (72) hours after ASE obtains actual knowledge of such event) notify USTA Coaching in writing of any actual or reasonably suspected unauthorized access to, use of, disclosure of, or breach involving the USTA Coaching Content (a “Security Incident”). Such notification shall include, at a minimum: (i) a description of the nature of the Security Incident; (ii) the categories and approximate volume of USTA Coaching Content affected; (iii) the likely consequences of the Security Incident; and (iv) the measures taken or proposed to be taken to address the Security Incident and mitigate its effects. ASE shall cooperate fully with USTA Coaching in investigating and remediating any Security Incident.

(j)	Post-Termination Obligations. Upon the expiration or termination of this Agreement for any reason:

(i)	the license granted in Section 2(d) shall immediately and automatically terminate;

(ii)	ASE shall, within thirty (30) days, return to USTA Coaching or certify in writing the secure destruction of all copies of USTA Coaching Content in ASE’s possession or control, including all copies residing on backup media, development environments, and any other systems; and

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(iii)	to the extent technically feasible using commercially reasonable and available methods, ASE shall, within one-hundred and eighty (180) days (or such longer period as may be reasonably required given the technical complexity involved), use commercially reasonable efforts to implement technical measures, selected at ASE’s reasonable technical discretion based on then-available technology and commercial practicability, reasonably designed to reduce the continued influence of the USTA Coaching Content in connection with any AI Model. Such measures may include, as determined appropriate by ASE in its reasonable judgment, one or more of the following: model retraining, fine-tuning reversal, machine unlearning, removal of training datasets from future training runs, or other functionally equivalent methods. ASE shall have no obligation to implement any particular measure or combination of measures, and the selection and sequencing of measures shall be within ASE’s sole reasonable discretion. The Parties acknowledge that AI Models may retain residual effects from previously ingested training data, and that complete removal or verification of the absence of all influence of the USTA Coaching Content is not technically feasible using currently available methods. Accordingly, ASE’s obligations under this Section shall be fully satisfied upon ASE’s completion of commercially reasonable technical measures as described above, regardless of whether any residual influence of the USTA Coaching Content remains in any AI Model following such efforts. Within ten (10) days following completion of such measures, ASE shall provide USTA Coaching with a written certification setting forth in reasonable detail: (i) the measures implemented; (ii) the technical rationale for the measures selected; and (iii) a summary of the results observed. Such certification, absent a demonstration of fraud or willful misconduct by ASE, shall constitute conclusive evidence of ASE’s satisfaction of its obligations under this Section. USTA Coaching’s sole and exclusive remedy for any alleged failure by ASE to satisfy its obligations under this Section shall be to seek specific performance of the process-based obligations set forth herein, and USTA Coaching shall have no right to seek damages, whether direct, indirect, consequential, or otherwise, arising out of or related to any residual influence of the USTA Coaching Content in any AI Model following ASE’s completion of such measures and delivery of such certification.

ASE acknowledges that its obligations under this Section 4(j) shall survive termination or expiration of this Agreement.

(k)	USTA Coaching Audit Rights. USTA Coaching, or its authorized representatives, shall have the right, no more than once per calendar year and upon at least fifteen (15) Business Days’ prior written notice, to audit ASE’s use, storage, processing, and handling of the USTA Coaching Content to confirm compliance with the Permitted Purpose and the use restrictions set forth in this Agreement. Such audits may include inspection of relevant systems, processes, logs, and documentation. ASE shall provide USTA Coaching or its authorized representatives with reasonable cooperation and access to such information and systems as reasonably necessary to conduct such audit. USTA Coaching’s authorized representatives shall be subject to the confidentiality terms set forth in Section 5. If an audit reveals a material breach of ASE’s obligations under this Section 4, ASE shall bear the reasonable costs of such audit, otherwise all costs shall be paid by USTA Coaching. Any audit conducted pursuant to this Section shall be scheduled upon reasonable advance notice and during normal business hours. USTA Coaching shall use commercially reasonable efforts to conduct any such audit in a manner that minimizes disruption to ASE’s business operations, employees, customers, and systems, and shall not unreasonably interfere with ASE’s day-to-day operations. USTA Coaching’s rights under this Section 4(k) shall terminate six months after termination of this Agreement.

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5. Confidentiality.

(a)	ASE Confidentiality Obligations. ASE may receive USTA Coaching Confidential Information from USTA Coaching or create USTA Coaching Confidential Information through performance under this Agreement, and any such USTA Coaching Confidential Information is and shall be owned by USTA Coaching. ASE shall not use or disclose to any third party any such USTA Coaching Confidential Information without the prior written consent of USTA Coaching. ASE agrees to take all necessary steps to protect any such USTA Coaching Confidential Information, with at least the same degree of care that ASE uses to protect its own confidential and proprietary information of like kind, but not less than reasonable care. ASE shall not use any USTA Coaching Confidential Information other than to perform its obligations and exercise its limited rights under this Agreement in accordance with the Permitted Purpose.

(b)	USTA Coaching Confidentiality Obligations. USTA Coaching agrees to take reasonable steps to protect the ASE Confidential Information, if any, that it may receive from ASE, with at least the same degree of care that it uses to protect its own confidential and proprietary information of like kind, but not less than reasonable care. Use of ASE Confidential Information shall be restricted to those USTA Coaching employees and third parties who need to know it for the purposes of this Agreement.

(c)	Exceptions. The obligations of confidentiality hereunder shall not apply to information that: (i) was already in the possession of the Recipient Party without restriction on its use or disclosure prior to the receipt of the information from the Disclosing Party; (ii) is or becomes available to the general public through no act or fault of the Recipient Party; (iii) is rightfully disclosed to the Recipient Party by a third party without restriction on its use or disclosure; (iv) is independently developed by employees and/or consultants of the Recipient Party who have not had access to the Confidential Information; or (v) is required to be disclosed pursuant to judicial or governmental decree or order, provided that the Disclosing Party is given prompt notice, to the extent legally permissible, of and the opportunity to defend against disclosure pursuant to such decree or order.

(d)	Notification. In the event that the Recipient Party is made or becomes aware of any instance of unauthorized use or disclosure of the Disclosing Party’s Confidential Information, the Recipient Party agrees to immediately notify the Disclosing Party of the same and to take such steps as may be directed by the Disclosing Party to prevent the recurrence of such unauthorized use or disclosure, and to mitigate any damages arising from the unauthorized use or disclosure.

(e)	Existing NDA. The Parties acknowledge that they have entered into a Mutual Confidentiality and Non-Disclosure Agreement effective November 2, 2025 (the “NDA”). To the extent not inconsistent with this Agreement, the terms and conditions of the NDA shall remain in effect and are incorporated herein by reference. In the event of any conflict between the terms of this Agreement and the NDA with respect to the subject matter hereof, this Agreement shall control.

(f)	Equitable Relief. Any breach or threatened or attempted breach of this Section 5 or Section 4 may result in irreparable harm. If a court of competent jurisdiction finds that a Party has breached (or attempted or threatened to breach) any of such obligations, such Party agrees that, without any additional findings of irreparable injury or other conditions to injunctive relief, it will not oppose the entry of an appropriate order compelling its performance and restraining it from any further breaches (or attempted or threatened breaches).

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(g)	Disclosure of Agreement and Terms. For the sake of clarity, and notwithstanding anything to the contrary contained in this Agreement, ASE shall have the right to disclose the existence and material terms of this Agreement and the transactions contemplated hereby to the extent ASE reasonably determines such disclosure is required or advisable to comply with applicable securities laws, the rules and regulations of the Commission, or any applicable stock exchange or trading market requirements. In addition, ASE shall have the right to file this Agreement, or a copy hereof, with the Commission or otherwise publicly disclose this Agreement in connection with its reporting, disclosure, registration, listing or other filing obligations under applicable securities laws and the rules and requirements of the Commission. To the extent permitted by applicable law and practicable under the circumstances, ASE shall provide USTA Coaching with a reasonable opportunity to review any such filing in advance and shall consider in good faith any reasonable request for confidential treatment, redaction or omission of information permitted to be withheld under applicable law, Commission rules or Commission guidance.

6. Representations and Warranties.

(a)	ASE Representations and Warranties. ASE represents, warrants, and covenants that:

(i)	ASE has full legal capacity and authority to enter into this Agreement, to perform its obligations hereunder;

(ii)	the ASE App will not misrepresent USTA Coaching’s philosophy, USTA Coaching certifications, programs, or methodologies, and USTA Coaching’s brand and content will be accurately and appropriately reflected in the ASE App’s outputs;

(iii)	ASE shall use the USTA Coaching Content solely for the Permitted Purpose and in strict compliance with the terms and conditions of this Agreement;

(iv)	ASE shall comply with all applicable laws, regulations, and industry standards in its use of the USTA Coaching Content and operation of the ASE App, including all applicable data protection and privacy laws;

(v)	ASE shall maintain commercially reasonable security measures to protect the USTA Coaching Content from unauthorized access, use, disclosure, or destruction;

(vi)	ASE shall not (whether through an act or omission) bring USTA Coaching or the sport of tennis into disrepute in any way, excluding (A) any acts or omissions which are in line with USTA Coaching ‘s instruction, (B) any acts or omissions reasonably necessary to protect or enforce the rights and interests of ASE, or (C) any acts or omissions which are outside the control of ASE or required by law;

(vii)	the ASE App and AI Model will incorporate appropriate safeguards to ensure that outputs derived from or influenced by the USTA Coaching Content do not contain materially inaccurate, misleading, or harmful training guidance that could injure users or damage USTA Coaching’s reputation; and

(viii)	ASE shall provide the Complimentary Subscriptions, USTA Account Integration, and Subscriber Discount mechanism in accordance with the terms set forth in Sections 2 and 3 and shall maintain the ASE App in commercially reasonable working order during the Term.

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(b)	USTA Coaching Representations and Warranties. USTA Coaching represents, warrants, and covenants that:

(i)	USTA Coaching has full legal capacity and authority to enter into this Agreement, to perform its obligations hereunder;

(ii)	USTA Coaching has all rights and permissions necessary to provide the USTA Coaching Content to ASE for the Permitted Purpose, and ASE’s use of the USTA Coaching Content in accordance with this Agreement shall not infringe the Intellectual Property Rights or any other right of any third party;

(iii)	USTA Coaching will provide reasonable cooperation to ASE, including providing ASE with timely access to USTA Coaching Content, to permit ASE to fulfill its obligations hereunder; provided that ASE will promptly notify USTA Coaching in writing in the event that it believes that it is not receiving such cooperation;

(iv)	USTA Coaching and its instructions will comply with all applicable law and regulation;

(v)	USTA Coaching shall maintain commercially reasonable security measures to protect ASE’s Confidential Information; and

(vi)	the USTA Coaching Content provided to ASE will be accurate and consistent with USTA Coaching’s published standards as of the date of delivery.

(vii)	USTA Coaching acknowledges and agrees that ASE’s ability to offer the Complimentary Subscriptions and Subscriber Discounts is dependent on ASE’s ability to access and Process Personal Information as contemplated by this Agreement. Accordingly, USTA Coaching acknowledges that if USTA Coaching does not approve a proposed Subprocessor (as defined on Appendix A), or otherwise restricts, limits, delays, or conditions ASE’s ability to access and/or Process (as defined on Appendix A) Personal Information (as defined on Appendix A), such action may prevent, delay, limit, or otherwise impair ASE’s ability to offer, provide, or continue offering the Complimentary Subscriptions and/or Subscriber Discounts, and ASE shall have no liability to USTA Coaching or any third party for any resulting failure or inability to offer, provide, or continue the Complimentary Subscriptions or Subscriber Discounts.

(c)	Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE.

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7. Indemnification.

(a)	ASE Indemnification. ASE shall indemnify, defend, and hold USTA Coaching, its Affiliates, directors, officers, employees, agents, and representatives harmless from and against any and all suits, claims, demands, losses, damages, costs, and expenses of any nature whatsoever, including litigation expenses and reasonable attorney’s fees, arising out of:

(i)	injury to, or death of, any person or damage to property caused in whole or in part by the acts or omissions of ASE or its personnel;

(ii)	any third-party action or claim arising from or related to any material breach by ASE of a representation, warranty, or covenant contained herein;

(iii)	any third-party action or claim as a consequence of ASE’s negligent acts or omissions or any willful or unlawful act;

(iv)	any third-party claim arising from breach of ASE’s obligations of confidentiality under this Agreement;

(v)	ASE’s unauthorized use of the USTA Coaching Content or use in violation of the Permitted Purpose;

(vi)	any third-party claim arising from the ASE App’s outputs to the extent such outputs misrepresent USTA Coaching’s philosophy, certifications, or programs; and

(vii)	any Security Incident caused by ASE’s failure to comply with its obligations under Section 4(g).

(b)	USTA Coaching Indemnification. USTA Coaching shall indemnify, defend, and hold harmless ASE, its Affiliates, directors, officers, employees, and agents from and against any and all suits, claims, demands, losses, damages, costs, and expenses of any nature whatsoever, including litigation expenses and reasonable attorney’s fees, arising out of:

(i)	any third-party claims that ASE’s use of USTA Coaching Content for the Permitted Purpose infringes a third party’s Intellectual Property Rights;

(ii)	any third-party action or claim arising from or related to any material breach by USTA Coaching of a representation, warranty, or covenant contained herein;

(iii)	any third-party claim arising from breach of USTA Coaching’s obligations of confidentiality under this Agreement; and

(iv)	the acts, omissions, or breach of this Agreement by USTA Coaching’s or its employees, agents, or representatives in connection with the Event.

(c)	Indemnification Procedures. In the event of a claim subject to indemnification under this Agreement, the indemnified Party agrees to: (i) promptly notify in writing the indemnifying Party of any such claim; (ii) cooperate with the indemnifying Party in its defense of any such claim; and (iii) not settle any claim or consent to the entry of any judgment without the indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld. Failure to give, or delay in providing, notice shall not abrogate or diminish the indemnifying Party’s obligations, except and only to the extent that the indemnifying Party has been adversely affected by such failure or delay.

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8. Limitation of Liability.

(a)	Exclusion of Consequential Damages.

WITH THE EXCEPTION OF LIABILITY ARISING FROM OR RELATED TO (I) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (II) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 7; (III) BREACH OF EITHER PARTY’S OBLIGATIONS UNDER SECTION 4 OR SECTION 5; OR (IV) ANY UNAUTHORIZED USE OF USTA COACHING CONTENT (AS DEFINED BELOW), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST OR ANTICIPATED REVENUES OR PROFITS) ARISING OUT OF THIS AGREEMENT, ON ANY THEORY OF LIABILITY, EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)	Cap on Liability

EXCEPT FOR CLAIMS ARISING FROM (I) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (II) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 7, OR (III) BREACH OF EITHER PARTY’S OBLIGATIONS UNDER SECTION 4 OR SECTION 5, THE LIABILITY OF EITHER PARTY ON ACCOUNT OF ANY ACTIONS, DAMAGES, CLAIMS, LIABILITIES, COSTS, EXPENSES, OR LOSSES IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LIMITED TO TWO MILLION DOLLARS ($2,000,000 USD). NOTWITHSTANDING THE FOREGOING, THE LIABILITY OF ASE ON ACCOUNT OF ANY UNAUTHORIZED USE OF USTA COACHING CONTENT SHALL BE LIMITED TO TWO (2) TIMES THE FEES PAID OR PAYABLE UNDER THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD PRECEDING THE CLAIM, PROVIDED THAT SUCH SEPARATE LIMIT SHALL NOT APPLY TO THE EXTENT SUCH UNAUTHORIZED USE ALSO CONSTITUTES GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN WHICH CASE NO LIMIT SHALL APPLY. THE EXISTENCE OF MORE THAN ONE CLAIM WILL NOT ENLARGE OR EXTEND THESE LIMITS.

“Unauthorized Use” means any use, reproduction, modification, adaptation, processing, analysis, indexing, aggregation, creation of derivative works from, or other exploitation of USTA Coaching Content by ASE, its Affiliates, or any sublicensee that (i) exceeds the scope of the license granted under Section 2(d), (ii) is inconsistent with the Permitted Purpose, including use of USTA Coaching Content to train, develop, or improve any artificial intelligence or machine learning model or product for any purpose other than the Permitted Purpose, or (iii) violates any restriction on sublicensing set forth in Section 2(d).

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9. Term and Termination.

(a)	Term. Subject to the termination provisions hereof, this Agreement shall be effective as of the Effective Date for a period of three (3) years, expiring on August 3, 2029 (the “Term”).

(b)	Termination for Cause. In the event a Party breaches any material obligation set forth herein, the non-breaching Party may terminate this Agreement effective sixty (60) days after it provides written notice of such breach to the breaching Party, if such breach has not been cured within such sixty (60) day timeframe. Notwithstanding the foregoing, USTA Coaching may terminate this Agreement immediately upon written notice in the event of:

(i)	ASE’s unauthorized use of the USTA Coaching Content in violation of the Permitted Purpose;

(ii)	a material Security Incident caused by ASE’s failure to comply with its obligations under Section 4(g);

(iii)	ASE’s breach of Section 4(b) or Section 4(c); or

(iv)	ASE’s failure to publicly launch and make available the ASE App to USTA Coaching participants as set forth in this Agreement by no later than December 31, 2026.

(v)	ASE’s failure to comply with the requirements of Section 2(m) hereof.

Any determination by USTA Coaching of the matters set forth in Sections 9(b)(i), (ii), (iii) or (v), above shall be made reasonably and in good faith, based on credible evidence and the totality of the relevant facts and circumstances. No unauthorized use, material Security Incident, or breach shall be deemed to have occurred unless a reasonable person, after consideration of all relevant facts and circumstances, would conclude that ASE failed in a material respect to comply with the applicable provision.

(c)	Termination for Insolvency. Either Party may immediately terminate this Agreement by written notice to the other Party if the other Party undergoes an Insolvency Event. If any Insolvency Event occurs, the affected Party shall promptly notify the other Party of its occurrence.

(d)	Effect of Termination. Upon the expiration or termination of this Agreement for any reason: (i) the license granted in Section 2(d) shall immediately terminate; (ii) ASE shall comply with its obligations under Section 4(j) (Post-Termination Obligations); (iii) each Party shall return or destroy the other Party’s Confidential Information in its possession; and (iv) all accrued rights and obligations, including any unpaid Revenue Share amounts as of the date of such termination, shall survive.

(e)	Survival. Termination, expiration, or cancellation of this Agreement for any reason shall not release either Party from any obligation or terminate any right under this Agreement which, by its nature, is intended to survive, including, without limitation, the Parties’ obligations under Sections 4, 5, 7, and 8, and Sections 4(j) and 4(k).

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10. General Provisions.

(a)	Independent Contractor. Each Party is an independent contractor and neither Party is, nor shall be considered to be, nor shall purport to act as, the other’s agent, partner, fiduciary, joint venture, or representative. Neither Party has any express, implied, or apparent authority to make commitments on behalf of the other Party, pursuant to this Agreement or otherwise.

(b)	Assignment. Neither Party may assign or transfer this Agreement or any of its rights or duties under this Agreement, and any such attempt to transfer will be deemed null and void unless agreed in writing by the other Party. Notwithstanding the foregoing, USTA Coaching or ASE shall have the right to assign this Agreement, and/or any rights and/or obligations hereunder, to an Affiliate without the prior consent of ASE or USTA Coaching, as applicable, but with prior written notice. Either Party may assign this Agreement to any entity in connection with a reorganization, merger, consolidation, acquisition, or other transaction involving all or substantially all of the voting securities or assets of such Party, upon written notice to the non-assigning Party.

(c)	Notices. Any notice, demand, or other communication required or permitted to be given under this Agreement must be in writing and will be deemed delivered to a Party: (i) on the date of personal or courier delivery, with signed receipt; (ii) on the next Business Day after deposit with a reputable overnight/express carrier; (iii) on the same day via confirmed email to the person listed below; or (iv) three (3) Business Days after the date of deposit in the U.S. mail, postage prepaid, return receipt requested, addressed as follows:

If to USTA Coaching:

United States Tennis Association Incorporated

10000 USTA Boulevard, Orlando, Florida 32827

Attention: [****]

With copy to:

United States Tennis Association Incorporated

2500 Westchester Ave., Suite 411 Purchase, New York 10577

Attention: Office of the General Counsel legal@usta.com

If to ASE:

Agassi Sports Entertainment Corporation

1120 N Town Center Drive, Suite 160 Las Vegas, Nevada 89144

Attention: Ronald S. Boreta, Chief Executive Officer [****]

With copy to:

The Loev Law Firm, PC

6300 West Loop South, Suite 280, Bellaire, Texas 77401

Attn: David M. Loev and John S. Gillies (dloev@loevlaw.com; and john@loevlaw.com)

(d)	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the choice of law principles thereof). Any suit or proceeding arising out of or relating to this Agreement will be brought in the federal or state courts located in the State of New York, County of Westchester, and each Party irrevocably submits to the jurisdiction and venue of such courts.

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(e)	Dispute Resolution. In the event of any dispute arising out of or relating to this Agreement, the Parties shall first attempt to resolve such dispute through good-faith negotiation between their respective Appointed Persons for a period of not less than thirty (30) days. If the dispute cannot be resolved through negotiation, either Party may pursue any remedy available at law or in equity in the courts specified in Section 10(d).

(f)	Force Majeure. Neither Party shall be liable for failure to fulfill its obligations under this Agreement if that failure is caused, directly or indirectly, by flood, communications failure, extreme weather, fire, earthquake, or other natural calamity or act of God, pandemic, epidemic, outbreak of infectious disease, quarantine, acts of terrorism, riots, civil disorders, embargoes, labor disputes, war, government interference, regulation, or any other similar cause beyond the reasonable control of that Party, it being understood that lack of funds shall not constitute Force Majeure. If such delays last for an aggregate of sixty (60) days or more, the non-affected Party shall be entitled to terminate this Agreement by giving written notice to the other Party.

(g)	Entire Agreement; Modification. This Agreement constitutes the entire agreement between USTA Coaching and ASE relating to the transactions contemplated hereby and supersedes all previous or contemporaneous agreements between the Parties relating to its subject matter. This Agreement may not be modified or amended except by a written agreement signed by an authorized representative of each Party.

(h)	Waiver and Severability. No provision of this Agreement will be waived by any act, omission, or knowledge of a Party or its agents or employees except specifically in a writing signed by the waiving Party. If any provision is deemed by a court unenforceable or invalid, that provision will be stricken or modified and the remainder of this Agreement will be in full force and effect.

(i)	Counterparts. This Agreement may be executed in counterparts, including PDF and other electronic copies, each of which will be deemed an original and together will constitute the same instrument. Electronic signatures and signatures delivered by electronic means shall have the same legal effect as original handwritten signatures.

(j)	Arm’s Length Negotiations. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

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IN WITNESS WHEREOF, this Agreement has been read and signed by the duly authorized representative of each Party as of the Effective Date.

UNITED STATES TENNIS ASSOCIATION INCORPORATED

By:	/s/ Craig Morris
Name:	Craig Morris
Title:	CEO USTA Coaching
Date:	August 6, 2026

AGASSI SPORTS ENTERTAINMENT CORP.

By:	/s/ Ronald Boreta
Name:	Ronald Boreta
Title:	CEO
Date:	August 6, 2026

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